CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 1 of 10

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. ____1_____)(1)

                                Simplayer.com Ltd
--------------------------------------------------------------------------------
                                (Name of issuer)

                      Ordinary Shares, NIS $0.01 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   M6777Q-10-6
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                 October 4, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 10 Pages)


--------------------------------
        (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 2 of 10

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Corporation
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              None
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           None
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           None
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 3 of 10

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              None
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           None
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           None
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 4 of 10

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Israel Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              None
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           None
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           None
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 5 of 10

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent Israel (Bermuda) Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Bermuda
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              None
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           None
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           None
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 6 of 10

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Eventech Limited
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Jersey
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              None
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           None
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           None
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 7 of 10

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS

      Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER

       SHARES              None
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH
      REPORTING            None
       PERSON      -----------------------------------------------------------
        WITH         7     SOLE DISPOSITIVE POWER

                           None
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           None
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

                           Not Applicable
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 8 of 10


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Simplayer.com Ltd. (Formerly Logal Educational Software & Systems Ltd.) an Israeli corporation(the "Corporation"). The address of the principal executive office of the Corporation is 10105 Upper Gailee Mobile Post, Kiryat Shoma, Israel.

ITEM 2.

         (a) (b) (c) This statement is being filed by the following entities:

             (1)  Advent International Corporation, a Delaware corporation;

             (2) Advent International Limited Partnership, a Delaware limited partnership;

             (3) Advent Israel Limited Partnership, a Delaware limited partnership;

             (4) Advent Israel (Bermuda) Limited Partnership, a Bermuda limited partnership;

             (5)  EvenTech Limited, a Jersey foreign corporation;

             (6) Advent International Investors II Limited Partnership, a Massachusetts limited partnership.

         The entities listed in subparagraph (1) through (6) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Ordinary Shares, par value NIS $0.01 per share, (the "Ordinary Shares") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Ordinary Shares is M6777Q-10-6.

CUSIP NO.M6777Q-10-6              Schedule 13G/A                    Page 9 of 10

ITEM 3. FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).


ITEM 4.  OWNERSHIP.

(a) (b) (c) Each of the Reporting Persons beneficially owns zero (0) Ordinary Shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.


ITEM 10. CERTIFICATION.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.M6777Q-10-6              Schedule 13G/A                   Page 10 of 10

                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


January 12, 2000


ADVENT INTERNATIONAL CORPORATION
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT ISRAEL LIMITED PARTNERSHIP
By:   Advent International Limited Partnership,
      General Partner
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------

ADVENT ISRAEL (BERMUDA) LIMITED PARTNERSHIP
By:   Advent International Limited Partnership,
      General Partner
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy
      Vice President                       /s/ Janet L. Hennessy
                                           -------------------------------------

EVENTECH LIMITED
By:   Janet L. Hennessy
      Director                             /s/ Janet L. Hennessy
                                           -------------------------------------

ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy
      Vice President                        /s/ Janet L. Hennessy
                                            ------------------------------------